UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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[_] Definitive Proxy Statement
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[_] Soliciting Material Pursuant to § 240.14a -12

ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

GEORGE PERLEGOS

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter was sent to stockholders of Atmel Corporation.

A LETTER FROM THE INDEPENDENT CANDIDATES
FOR THE ATMEL BOARD OF DIRECTORS

PROTECT YOUR INVESTMENT IN ATMEL: VOTE THE GREEN CARD TODAY

May 7, 2007

Dear Atmel Shareholder:

          We are writing to provide you with some very important information regarding your vote at the Special Meeting of Atmel Shareholders to be held on May 18, 2007. In response to a report issued by Institutional Shareholder Services (“ISS”) indicating that it would support two of our director candidates for the Atmel Board, we are issuing a proxy supplement and new proxy card to enable you to support a partial slate.

          Whereas the prior green proxy card only allowed shareholders to vote to remove five incumbent directors as a group, the new green card will allow you to remove individual directors if you so choose. If you have already cast your vote, you can change it on the new green card. If you have already cast your vote and don’t wish to change it, you should not take any further action.

          Notwithstanding ISS’s support for two of our nominees, we strongly believe that it is in the best interests of all Atmel shareholders to remove the entire incumbent board and elect the full slate of Independent Candidates to ensure that we can effectuate our plan to maximize value for shareholders. However, we have heard ISS’s and shareholders’ requests that they be given the ability to elect individual candidates and have modified our proxy card to facilitate such action.

ISS BELIEVES INDEPENDENT CANDIDATES WOULD IMPROVE THE ATMEL
BOARD’S INDEPENDENCE, DIVERSIFY ITS EXPERIENCE AND PROVIDE MORE
“OBJECTIVE AND THOROUGH OVERSIGHT” OF MANAGEMENT

          In its May 5 report, ISS, one of the world’s leading providers of proxy voting and corporate governance solutions to the institutional marketplace, stated:

  “...we believe that inclusion of dissident nominees would help improve board’s independence and management oversight, and also diversify board expertise.”

  “We believe that Atmel’s board could benefit from Mr. Brian S. Bean’s extensive investment banking experience, which would be valuable in assessing financial implications of strategic decisions such as portfolio divestment and asset sale. Meanwhile, Mr. Joseph F. Berardino’s extensive public accounting experience could help provide better oversight of accounting issues and internal controls.”

  “...we are wary of the incumbent board members ability to provide the necessary oversight” and expressed concern over “the board’s ability to provide objective and thorough oversight.”

          ISS clearly believes – and we agree – that the Atmel board needs new leadership and more diverse experience to provide effective oversight of the Company. Our slate of candidates is highly qualified, and if elected, we will apply our collective experience and knowledge toward maximizing value for the benefit of all shareholders.

ELECT THE ENTIRE SLATE OF INDEPENDENT CANDIDATES TO MAXIMIZE
VALUE: WE HAVE A DIFFERENT – AND BETTER – PLAN FOR ATMEL

          We cannot ensure the implementation of our plan unless you elect the entire slate of Independent Candidates. Although the Laub-Sugishita management team and board have tried to persuade you that their plan is similar by saying they will “focus” on microcontrollers, only the Independent Candidates will make Atmel a “pure play” microcontroller company. Our plan it is different in five critical respects. If elected, we would:

  Sell the automotive business in its entirety. The Laub-Sugishita board plans to only sell Atmel’s German fabrication facility, which would harm customer relationships and foreclose the possibility of receiving a more attractive valuation for the entire business.

  Spin-off the Smart Card business. The Laub-Sugishita team has completely failed to address the future of this business, which continues to have low margins and inhibits laser-like focus on and growth in the microcontroller business. This business should be spun off to make Atmel a pure-play microcontroller company.

  Sell or wind down the NOR-Flash business. This low-margin under-scale business should also be divested to make Atmel a pure-play microcontroller company. The Laub- Sugishita Board plans to retain it.

  Initiate a $500 million to $1 billion Share Repurchase program. We are committed to returning value to shareholders through a significant share repurchase program. The Laub-Sugishita Board is not.

  Hire an experienced and qualified CEO. We believe Atmel needs a CEO who can lead the company through the necessary transition to a pure-play microcontroller company – and beyond – and that the current board and management do not have that experience. We have retained Korn/Ferry International, which has commenced the search for a new CEO.

          The ISS report recognizes that Atmel currently trades below its peers in the microcontroller market, which we believe is due to the company’s continued presence in the automotive, Smart Card, NOR-Flash and other non-core businesses. The ISS report stated: “...comparable valuation analysis indicates that Atmel trades at a discount to its peers, particularly in terms of Price/Sales multiple.”

          Our plan is fundamentally different from what is being proposed by the Laub-Sugishita team. Current management intends to continue operating numerous businesses with low gross margins and low anticipated growth. In doing so, they will never be able to attain the 50% plus expected margins and valuation metrics of a truly pure-play microcontroller company.

          Regardless of their rhetoric about “focusing on the microcontroller segment,” at its core, the Laub-Sugishita approach is nothing more than an exercise to cut costs. We are concerned that by the time the incumbents realize their mistake, it will be too late and Atmel will have lost the competitive edge and potential for increased value.

LAUB-SUGISHITA’S ACTIONS – OR INACTION – ARE CONTRIBUTING TO
ATMEL’S DETERIORATING FINANCIAL PERFORMANCE

          The company’s Q1 2007 results are not reflective of “strong revenue growth” as ISS states. In fact, revenues continued to decline for the third consecutive quarter, losing another four percent from Q4 2006, since the Laub-Sugishita team seized control of Atmel.

          Moreover, Microchip CEO Steve Sanghi recently stated in a 4/30/07 EE Times news article, that Atmel is slashing product prices by approximately 40% or more, which we believe is indicative of a desperate attempt to drive volume and show some progress with the incumbents’ flawed plan. In the article, Mr. Sanghi stated about Atmel: “Their competitors have walked away from accounts and they still take the price down 40 percent more. They are competing against themselves.” Although the company did not report first quarter operating margins, we believe that these unnecessary price reductions are seriously eroding Atmel’s margins, and are negatively impacting the company’s long-term competitiveness.

          The Laub-Sugishita Board and management also have not informed shareholders about the significant declines in the company’s cash generation since they assumed control. Atmel’s cash generation averaged $17 million per quarter during the fourth quarter of 2006 and first quarter of 2007, the first two full quarters under their leadership, based on the limited balance sheet information made available by the company. This is a dramatic decline, considering cash generation was more than $70 million per quarter from the fourth quarter of 2005 through the third quarter of 2006.

CLEAN THE SLATE: ATMEL NEEDS NEW LEADERSHIP

          ISS criticized the Sugishita-led board’s flawed process in hiring a new CEO. In its report, ISS stated, “We believe that the board seemingly acted in undue haste to appoint Mr. Steven Laub as the new CEO. Our review of the proxy material and discussions with the incumbent directors suggest that the board did not undertake a CEO search, and instead of appointing an interim CEO until the results of the scheduled special meeting were available, opted for [a] 24 months employment contract with Mr. Laub. We are also concerned about the board’s process leading to Mr. Laub’s appointment.”

          We agree with ISS’s assessment of the Sugishita board’s flawed process in hiring Mr. Laub as CEO. We also believe that Mr. Sugishita, acting outside the scope of the Compensation Committee charter, inappropriately negotiated to award Laub a lavish and excessive compensation package, which is worth more than $10 million in cash, stock options and severance benefits. For these and other reasons, we believe that Mr. Sugishita must be removed from the Atmel board to clean the slate.

          We believe it is critical to have the right leadership and oversight team in place now to effectively execute a complex restructuring plan in time to position Atmel as an industry leader in the microcontroller space. The Sugishita-Laub led board and management simply do not have the technical expertise, customer relations savvy and international acumen to deliver.

          We believe the company’s declining financial results and continued emphasis upon “refocusing resources” instead of actually exiting low margin businesses underscore the need for immediate action.

          We are offering a real plan to create value for all shareholders, and we have the experience and expertise to execute it. We recommend Atmel shareholders protect their investment now before it is too late by voting for the removal of all five Atmel directors and for the election of all five nominees on the GREEN proxy card.

PLEASE SIGN, DATE AND RETURN THE
ENCLOSED GREEN PROXY CARD TODAY

          If you have any questions about our solicitation, or need assistance in voting your GREEN proxy card, please call our proxy solicitors, MacKenzie Partners, Inc., Toll-Free at (800) 322-2885 or (212) 929-5500 (call collect) or e-mail them at proxy@mackenziepartners.com. We also strongly advise you to read the materials posted at our web site www.improveatmel.com, which contains important information about our plan to create shareholder value at Atmel.

          Thank you for your careful consideration.

Sincerely,

Brian S. Bean                Joseph F. Berardino           Bernd U. Braune

Dr. John D. Kubiatowicz       George A. Vandeman

Marshall S. Geller            John A. Jarrell              Gary A. Wetsel

IMPORTANT INFORMATION ABOUT THIS LETTER

          This letter contains forward looking statements which are included solely for the purpose of illustrating how the nominees plan to increase shareholder value so that you can cast an informed vote at the May 18, 2007 Special Meeting of Shareholders. As you know, predictions of future results are inherently uncertain and future results may differ materially from those set forth in these forward looking statements. While these forward looking statements were prepared based on the best information available to George Perlegos and the nominees, they were not prepared with the benefit of access to the company’s books and records and the accuracy and completeness of financial and other information obtained from publicly available sources and used in preparing these forward looking statements has not been independently verified. As a result, there can be no assurance that the estimates and assumptions underlying these forward looking statements conform to the current state of affairs at the company, that the nominees, if elected and having the benefit of access to the company’s books and records, will not determine that the best interests of shareholders require that modifications be made to the implementation of their plan to increase shareholder value or that the results or performance of the company as a result of the implementation of the nominees’ plan to increase shareholder value, whether or not modified, will not differ materially from the forward looking statements contained in this letter.

          This letter constitutes proxy solicitation material and is intended solely to inform shareholders so that they may cast an informed vote at the Special Meeting of Shareholders. Except as provided by the federal securities laws, this letter may not be relied upon or used for any other purpose, including for purposes of making an investment decision with respect to the company’s securities.

          Permission to use the quote from the 4/30/07 EE Times news article contained in this letter has been neither sought nor granted.

          Shareholders are advised to read the definitive proxy statement and other documents related to the solicitation of proxies filed by George Perlegos for use at the May 18, 2007 Special Meeting of Shareholders because they contain important information. The definitive proxy statement and a form of proxy have been mailed to shareholders of the company and, along with other relevant documents, are available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting Mackenzie Partners, Inc. by telephone at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com. Information relating to George Perlegos and the nominees, who are the participants in the proxy solicitation, is contained or referred to in the definitive proxy statement.

SUPPLEMENTAL PROXY INFORMATION

          In response to a request by Institutional Shareholder Service Inc., George Perlegos and the Nominees, consisting of Brian S. Bean, Joseph F. Berardino, Bernd U. Braune, Dr. John D. Kubiatowicz and George A. Vandeman, have revised the GREEN proxy card to enable Atmel Corporation shareholders to vote for the removal of individual Atmel board members. The revised GREEN proxy card is attached.

          A shareholder who has previously cast a vote using a GREEN proxy card and who wishes to change that vote may submit a revised GREEN proxy card to effect the changed vote. Shareholders who have previously cast votes using a GREEN proxy card and who do not wish to change that vote do not need to take any further action.

          LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN THE COMPANY’S DEFINITIVE PROXY STATEMENT DATED APRIL 12, 2007, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT WWW.SEC.GOV.

If you have any questions or need assistance
in voting your GREEN proxy card contact:

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885